EXHIBIT 99.1

Media contact: Karla Olsen, senior manager, media Phone: 888.613.0003 FAX: 316.261.6769 news@wr.com Investor contact: Bruce Burns, director, investor relations Phone: 785.575.8227 bruce_burns@wr.com

WESTAR ENERGY ANNOUNCES FIRST QUARTER 2003 RESULTS

TOPEKA, Kan., May 15, 2003 —Westar Energy (NYSE:WR) today announced earnings of $123.7 million, or $1.72 per share, for first quarter 2003, compared to a loss of $746.3 million, or $10.46 per share, for first quarter 2002.

First quarter 2003 earnings include income of $103.8 million, or $1.44 per share, related to the effect of classifying the company’s monitored security businesses as discontinued operations. The prior year first quarter results included a net charge of $749.3 million, or $10.50 per share, related to valuation adjustments for impairment of goodwill and other intangible assets associated with the company’s monitored security businesses.

From continuing operations, Westar Energy realized earnings of $20.1 million, or $0.28 per share, compared to earnings of $5.8 million, or $0.08 per share, for first quarter 2002.

Utility Operations

Westar Energy’s utility operations reported revenues of $345.4 million for the first quarter of 2003, compared to revenues of $317.0 million for the same period in the prior year, an increase of 9 percent. Retail revenues from our residential, commercial and industrial customers \

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Westar Energy announces first quarter 2003 results, page 2

increased $7.9 million, or 3 percent. Wholesale energy and power marketing revenues increased $17.4 million, or 26 percent.

Utility operations contributed earnings of approximately $20.7 million, or $0.29 per share, for first quarter 2003 compared to a loss of $14.9 million, or $0.21 per share, for the prior year’s first quarter. The change in earnings was attributable to more favorable market and weather conditions and reduced selling, general and administrative expenses from the previous year. Selling, general and administrative expenses in the prior year included a charge of approximately $36 million related to employee severance. Interest income from an affiliated company also contributed $13.9 million to utility earnings for the first quarter 2003. This interest is eliminated in the company’s consolidated results.

Non-Utility Operations

ONEOK contributed $15.0 million, or $0.21 per share, for first quarter 2003, compared to $11.1 million, or $0.16 per share, for the same period in the prior year. The increase in 2003 is due primarily to an after-tax gain of $9.2 million, or $0.13 per share, from the sale of a portion of the ONEOK Series A Convertible preferred stock we owned.

Effective this quarter, our monitored security businesses are being classified as discontinued operations. Discontinued operations contributed earnings of $103.8 million, or $1.44 per share, for first quarter 2003. The results include recognition of $166.5 million in prior period tax benefits related to the impairment of goodwill.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas and owns interests in monitored security and other investments. Westar Energy provides electric service to about 653,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 36,600 miles of electric distribution and transmission lines. The company has total assets of approximately $6.6 billion, including security company holdings through ownership of Protection One, Inc. (NYSE: POI) and Protection One Europe. Through its ownership in ONEOK, Inc. (NYSE:

Westar Energy announces first quarter 2003 results, page 3

OKE), a Tulsa, Okla.- based natural gas company, Westar Energy has a 27.5 percent interest in one of the largest natural gas distribution companies in the nation, serving more than 1.9 million customers.

For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

Forward-looking statements: Certain matters discussed in news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend” or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning: capital expenditures; earnings; liquidity and capital resources; litigation; accounting matters; possible corporate restructurings, mergers, acquisitions and dispositions; the sale of assets proposed in our Debt Reduction and Restructuring Plan filed with the Kansas Corporation Commission on Feb. 6, 2003; compliance with debt and other restrictive covenants; interest and dividends; environmental matters; nuclear operations; and the overall economy of our service area. What happens in each case could vary materially from what we expect because of such things as: electric utility deregulation or re-regulation; regulated and competitive markets; ongoing municipal, state and federal activities; economic conditions; changes in accounting requirements and other accounting matters; changing weather; rate and other regulatory matters, including the impact of the Nov. 8, 2002, and Dec. 23, 2002, orders issued by the Kansas Corporation Commission requiring debt reduction; amendments or revisions to our Debt Reduction and Restructuring Plan filed with the Kansas Corporation Commission; the impact of changes and downturns in the energy industry and the market for trading wholesale electricity; the sale of our interests in ONEOK, Inc., the proposed sales of our interest in Protection One, Inc. and Protection One Europe; the federal grand jury subpoena by the United States Attorney’s Office requesting certain information; the Securities and Exchange Commission’s review of our consolidated financial statements; the subpoena received from the Federal Energy Regulatory Commission seeking information on power trades with Cleco Corporation and its affiliates and on other power marketing transactions; political, legislative and regulatory developments; regulatory, legislative and judicial actions; the impact of the purported shareholder and employee class action lawsuits filed against Westar Energy, Inc.; the impact of changes in interest rates generally and specifically, changes in the London Interbank offer rate (LIBOR) on the fair value of our swap transactions; changes in the expected tax benefits resulting from expected losses on the sale of our monitored security businesses and expected gains from the sale of our remaining investment in ONEOK, Inc.; homeland security considerations; coal, natural gas and oil prices; and other circumstances affecting anticipated operations, sales and costs.

These lists are not all-inclusive because it is not possible to predict all possible factors. Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

Attachment 1

FIRST QUARTER 2003 INCOME STATEMENT

WESTAR ENERGY, INC.

(UNAUDITED)

(IN THOUSANDS)

	Quarter Ended March 31, 2003			Quarter Ended March 31, 2002
	Utility Operations	Other	Consolidated	Utility Operations	Other	Consolidated
Sales	$345,434	$—	$345,434	$316,987	$252	$317,239
Cost of Sales	89,897	—	89,897	88,444	46	88,490

Gross Margin	255,537	—	255,537	228,543	206	228,749
Depreciation & Amortization	41,381	10	41,391	48,061	39	48,100
Operating Expenses	130,467	6,927	137,394	155,936	2,444	158,380

Total Operating Expenses	171,848	6,937	178,785	203,997	2,483	206,480

Income from Operations	83,689	(6,937)	76,752	24,546	(2,277)	22,269

Other Income (Expense)	(4,123)	16,286	12,163	(3,315)	32,129	28,814

Interest Expense	45,774	13,958	59,732	52,189	(478)	51,711
Income Taxes	12,876	(3,795)	9,081	(15,855)	9,468	(6,387)

Net Income from continuing operations	20,916	(814)	20,102	(15,103)	20,862	5,759

Discontinued Operations	—	103,822	103,822	—	(752,285)	(752,285)

Preferred Dividends	227	—	227	(216)	—	(216)

Earnings Available to Common Stock	$20,689	$103,008	$123,697	$(14,887)	$(731,423)	$(746,310)

Basic Earnings Per Share	$0.29	$1.43	$1.72	$(0.21)	$(10.25)	$(10.46)

Additions to Property, Plant and Equipment	$27,967	$—	$27,967	$31,498	$—	$31,498